Exhibit 10.9.2

SUNOCO LOGISTICS PARTNERS L.P.

LONG-TERM INCENTIVE PLAN

Time-Vested Restricted Unit Agreement

This Restricted Unit Agreement (the “Agreement”), entered into as of the     day of         , 20    (the “Agreement Date”), by and between Sunoco Partners LLC (the “Company”), the general partner of Sunoco Logistics Partners L.P. (the “Partnership”) and the Participant named herein.

Recitals:

WHEREAS, the Company maintains the Sunoco Partners LLC Long-Term Incentive Plan (the “Plan”) which is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, the Committee has determined to make an award to the Participant of Restricted Units, representing rights to receive common units, representing limited partnership interests in the Partnership (“Units”), subject to a risk of forfeiture pursuant to the terms and conditions of the Plan; and

WHEREAS, the Participant has determined to accept such award;

NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I:

Award of Restricted Units

1.1 Award. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the number of Restricted Units set forth herein (the “Award”):

(a) Participant:

(b) Date of Grant:

(c) No. of Restricted Units:

(d) Vesting Schedule:

Date	Vested Percentage
, 20	[—]%
, 20	[—]%
, 20	[—]%
, 20	[—]%
, 20	[—]%

1.2 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and made a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the Plan, the Plan provisions shall govern and prevail. This Agreement is subject in all respects to the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder. Initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.3 Vesting and Payment. Pursuant to the vesting schedule set forth in Section 1(d) of this Agreement, this Award will vest over five (5) years, subject only to the Participant’s continued employment, through each applicable vesting date, with the Company (or any other subsidiary or affiliate of Energy Transfer Partners, L.P. (“ETP”)).

(a) Payment of DERs. This Award includes tandem distribution equivalent rights (“DERs”), entitling the Participant to receive a quarterly cash distribution on each unvested and unforfeited Restricted Unit subject to this Award, in an amount equal to the cash distribution per Unit made by the Partnership on its issued and outstanding Units each quarter, during the period in which this Award is outstanding. Payment in respect of DERs will be made promptly following each quarterly cash distribution made by the Partnership on its issued and outstanding Units.

(b) Tax Withholding. All payments of Units or cash, upon vesting of Restricted Units and/or tandem DERs, under this Agreement will be made net of applicable withholding taxes, as determined in good faith by the Company. In the case of any payment made in the form of Units, the tax withholding obligation will be calculated based upon the Fair Market Value of such Units, determined as of the tenth (10th) business day preceding the applicable vesting date.

ARTICLE II

General Provisions

2.1 Successors and Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Partnership’s assets and business. Unless otherwise provided by the Committee: (a) no part of this Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, this Award shall be payable only to Participant, or Participant’s guardian or legal representative. In the event of the Participant’s death, payment, to the extent permitted by this Agreement and the Plan, may be made to the Participant’s estate.

2.2 Rights as a Limited Partner. Until Units have been validly issued (as fully paid common units representing limited partnership interests in the Partnership) to the Participant or any other person, neither Participant nor such other person shall be entitled to any privileges of Unit ownership, or otherwise have any rights as a limited partner, by reason of the Award.

2.3 Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.

2.4 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and shall have no legal force or effect. Such captions shall not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and shall not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.5 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.6 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Company:	Sunoco Partners LLC
1818 Market Street—15th Floor
Philadelphia, PA 19103
Attn: Vice President and General Counsel

Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company.

(b) if to the Participant: to the address for Participant as it appears on the Company’s records.

2.7 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision, nor invalidate the other provisions hereof.

2.8 Entire Agreement. This Agreement constitutes the entire understanding, and supersedes any and all other agreements, oral or written, between the parties hereto, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first above written.

SUNOCO PARTNERS LLC

By:

Name:

Title:

Participant:

By:

Name:

Title: